SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 6, 2009

PRIMORIS SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26000 Commercentre Drive, Lake Forest, CA 92630

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (949) 598-9242

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2009, John P. Schauerman resigned his position as Chief Financial Officer of Primoris Services Corporation (the “Company”).  Mr. Schauerman will continue as a member of the Company’s Board of Directors and, effective February 6, 2009, shall serve the Company as its Executive Vice President, Corporate Development.

Effective February 6, 2009, Peter J. Moerbeek was appointed Executive Vice President, Chief Financial Officer of the Company.  Mr. Moerbeek, 61, has served as an independent director of the Company since July 2008.  Mr. Moerbeek is a founding member and served as Chief Executive Officer of a private equity funded company engaged in the acquisition and operation of water and wastewater utilities from 2006-2008.  Mr. Moerbeek held several positions with publicly-traded Southwest Water Company, a provider of a broad range of contract water and wastewater services and owner of regulated public utilities, including: Chief Financial Officer (1995-2002); President of the Services Group (1997-2006); President and Chief Operating Officer (2004-2006); and director (2001-2005).  From 1989-1995, Mr. Moerbeek was Vice President Finance and Operations for publicly-traded Pico Products, Inc., a manufacturer and distributor of products and systems for the cable television industry.  Mr. Moerbeek has a BSEE degree and MBA from the University of Washington, and is a Certified Public Accountant.

On February 6, 2009, the Company entered into an employment agreement, with Peter J. Moerbeek (“Employment Agreement”).  The Employment Agreement contains the following terms:

•                  a term of 5 years, subject to earlier termination in certain circumstances, and may be extended by mutual agreement of Mr. Moerbeek and the Company;

•                  a signing bonus of $20,000 and an initial base salary of $350,000;

•                  discretionary bonuses in accordance with policies to be established by the Company’s Board of Directors or Compensation Committee

•                  additional (“fringe”) benefits, including limited personal use of the employer owned or leased aircraft;

•                  other prerequisites as may be provided under policies and practices put in place by the Compensation Committee;

•                  in the event his employment by the Company is terminated without cause (as defined in the Employment Agreement), the Company will:

•                  pay him a lump sum equal to one-half of one year’s base salary; and

•                  provide health benefits for one year except where comparable health insurance is available from a subsequent employer;

•                  certain restrictive covenants that prohibit Mr. Moerbeek from disclosing information that is confidential to the Company and its subsidiaries and generally prohibits him, during the employment term and for two years thereafter, from:

•                  soliciting or hiring the employees of the Company and its subsidiaries from using the Company’s confidential information (as defined in the Employment Agreement),

•                  diverting any customer business or income from the Company, or

•                  otherwise altering the manner in which a customer does business with the Company.

•                  restrictions and prohibitions against Mr. Moerbeek, which will prohibit him from disclosing or using certain confidential information that he may have obtained from his employment with his prior employer.

The Employment Agreement does not contain provisions restricting Mr. Moerbeek from competing with the Company subsequent to his termination of employment.

The foregoing summary of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1.

Also effective February 6, 2009, Mr. Moerbeek will no longer serve on the Audit and Compensation Committees of the Board of Directors of the Company.

Effective February 6, 2009, the Company’s Board of Directors increased the size of the Board to 8 members and Peter C. Brown, CPA, was appointed as a member of the Company’s Board of Directors.  Mr. Brown, 64, has been deemed by the Board of Directors to be an independent director and “financial expert” and will serve as the Chairman of the Audit Committee and as a member of the Compensation Committee.  As a Class A director, Mr. Brown’s appointment will be up for confirmation at the Company’s next Annual Meeting of Stockholders.

On February 10, 2009, the Company issued a press release announcing the appointment of Mr. Schauerman, Mr. Moerbeek and Mr. Brown to their respective positions on the Company’s management team and to the Board of Directors.  A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits.

Exh. No.	Description

10.1	Employment Agreement, dated February 6, 2009, by and between Peter J. Moerbeek and the Company
99.1

Press Release, dated February 10, 2009, announcing the appointment of Mr. Schauerman, Mr. Moerbeek and Mr. Brown to their respective positions on the Company’s management team and to the Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Date: February 10, 2009	By:	/s/ John P. Schauerman

		Name:	John P. Schauerman
		Title:	Executive Vice President, Corporate Development

EXHIBIT ATTACHED TO THIS FORM 8-K

Exhibit No.	Description

10.1	Employment Agreement, dated February 6, 2009, by and between Peter J. Moerbeek and the Company
99.1

Press Release, dated February 10, 2009, announcing the appointment of Mr. Schauerman, Mr. Moerbeek and Mr. Brown to their respective positions on the Company’s management team and to the Board of Directors